Exhibit 99.1

News Release

PartnerRe Ltd. Announces $74 Million Write-Down of ChannelRe Investment

PEMBROKE, Bermuda, January 16, 2008 -- PartnerRe Ltd. (NYSE: PRE) today announced that it expects to record a non-operating charge of $74 million to write-down its total investment in ChannelRe.

PartnerRe owns a 20% equity interest in ChannelRe, a privately-owned financial guaranty reinsurer which provides reinsurance services exclusively to MBIA. At September 30, 2007, the carrying value of the Company’s investment in ChannelRe was $74 million.

Based on discussions with ChannelRe, PartnerRe expects that the most recent announcement made by MBIA that it will record a fourth quarter 2007 mark-to-market charge of $3.3 billion, including approximately $200 million in credit impairments, will lead to mark-to-market write-downs at ChannelRe in excess of its GAAP shareholders’ equity. As a result of this development, PartnerRe will write down its total investment in ChannelRe. This write-down will have no impact on operating income, but will impact net income and GAAP book value. The fourth quarter 2007 impact to GAAP book value will be $1.31 per diluted share. Notwithstanding this, PartnerRe management expects to report year-end 2007 GAAP book value of approximately $68.00 per diluted share, representing in excess of 20% growth year-over-year. PartnerRe’s fourth quarter and full year 2007 results are scheduled to be released after the market close on February 4, 2008.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company through its wholly owned subsidiaries also offers alternative risk products that include weather and credit protection to financial, industrial and service companies.  Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2006, total revenues were $4.2 billion. As of September 30, 2007 total assets were $16.2 billion, total capital was $5.1 billion and total shareholders’ equity was $4.2 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com